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                           Exhibit 99

                         Press Release

                             Dated

                        January 11, 1999
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                         PRESS RELEASE

  Today's date: January 11, 1999          Contact: Bill W. Taylor
  Release date: Immediately               Exec. Vice President, C.F.O.
                                                903-586-9861

   Jacksonville Bancorp, Inc. Announces First Quarter Earnings

     Jacksonville, Texas, January 11, 1999 - Jacksonville Bancorp, Inc. , (NASDAQ: JXVL), the holding company for Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $858,000, or $.38 per share basic and $.37 per share diluted, for the three months ended December 31, 1998. This compares to $783,000, or $.34 per share basic and $.32 per share diluted for the three months ended December 31, 1997.

     According to Jerry Chancellor, President and C.E.O., net interest income increased to $2.3 million for the three months ended December 31, 1998 compared to $2.1 million for the comparable period in 1997. Chancellor stated that this increase was primarily due to increases in income on loans receivable, net and mortgage-backed securities portfolios.

     Non-interest income for the three month period ended December 31, 1998 increased by $64,000 to $451,000 from $387,000 for the same period a year ago. Non-interest expense for the three month period ended December 31, 1998 increased to $1.4 million compared to $1.3 million for the comparable period in 1997.

     Mr. Chancellor reported an increase for the quarter in loans receivable, net of $6.0 million. In addition, during the period, Jacksonville originated and sold 116 loans in the amount of $8.9 million to the secondary market. Of the total loans sold, servicing was retained on $7.7 million.

     During the quarter deposits increased $1.8 million. At December 31, 1998, assets totaled $260.4 million, liabilities and deferred income amounted to $224.6 million with stockholders equity totaling $35.8 million.

     Jacksonville successfully completed a full in-house data system test in November, 1998 on its Year 2000 Compliance Project. All internal programs have been placed into production and the in-house system is considered Y2K compliant.

     During the period Jacksonville continued the repurchase of Treasury shares with the purchase of 23,500 additional shares, bringing the total Treasury shares to 309,425 shares.

     Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas and through its six branch offices in Tyler, Longview, Athens, Palestine, and Rusk.
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